Exhibit 99.1

Compared to Q3 of 2008:

▪      Revenue increased  46%

▪      Operating profit margin percent improved to 7.7% from 4.9%

Major Event

▪      Listed on NYSE Amex

Newark, NY – July 23, 2009 – IEC Electronics Corp. (IEC: NYSE Amex) announced its results for the third quarter of fiscal 2009 ending June 26, 2009.

The Company reported revenue of $17.3 million for the quarter, operating profit of $1.3 million and net income of $903,000 or $0.10 per share.  This compares with revenue of $11.9 million, operating profit of $585,000 and net income of $868,000 or $0.09 per share for the quarter ending June 27, 2008.  The third quarter of 2008 included $691,000 deferred tax benefit or $.07 per share.

IEC had revenue of $49.5 million for the first nine months of fiscal 2009 and a net income of $4,053,000 or $.43 per share.  This compares to revenue of $35.0 million for the first nine months of fiscal 2008 and net income of $1,963,000 or $.21 per share.  Both periods were impacted by deferred tax benefit.  2009 year-to-date results include net deferred tax benefit of $724,000 or $.08 per share compared to the first nine months of 2008 which included net deferred tax benefit of $1,181,000 or $.13 per share.  2009 also included receipt of $150,000 from the settlement of a ten year old tax claim, for the overpayment of taxes with the state of Alabama and the city of Arab where IEC owned a facility in the late 1990s.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “It was a very good quarter.  This quarter IEC achieved several significant milestones.  We were listed on a national exchange, NYSE Amex in June, without the need to execute a reverse stock split.   Both our gross profit margin and our operating profit expanded to the highest level in more than ten years, 16.1% and 7.7% as a percent of sales respectively.”

“The gross profit margin of 16.1% compares with Q3 2008 gross profit margin of 11.9%.  This stems from the fact that our contract manufacturing business continues to improve.  For the second consecutive quarter we have experienced gains in manufacturing efficiency attributable to investments in equipment and personnel over the last twelve months.  Moreover, the improved gross profit margin benefited from some favorable product mix which may not continue in the future.  We expect our gross profit margin as a percent of sales to normalize in a slightly higher range of between 15% and 16% than presented last quarter.”

“By virtue of the strong operating results, and careful management of expenses, our Q3 operating profit increased to 7.7% of sales versus 4.9% for the same period last year.  We will experience operating profits of this level from time to time; however this is above our internal expectations of between 7% and 7.3%.”

“We have been fortunate to succeed in a recession that seems to be slow in abating, and have succeeded in adding three new customers and in obtaining numerous new projects from existing customers over the first nine months of the year.  However, two customers continue to experience declining demand for their products in the current economic climate, and do not expect that to change in the foreseeable future.”

“Our entry into the cable business by the acquisition of Val-U-Tech Corp., May 30th 2008, has proven to be beneficial to the company.  Accordingly, we have engaged an investment banking firm to support our ‘buy-side’ activities to expand our position in cable assemblies.  Though we have looked at a number of opportunities we will not hastily execute a transaction in this turbulent market.”

“In summary, the Company continues to move in the right direction.  We are confident that we are creating value for our customers, our shareholders, and opportunity for our employees.”

As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard.  The Company offers its customers a wide range of services including design, prototype and high reliability printed circuit board assembly, material procurement and control, manufacturing and test engineering support, and systems build. Information regarding IEC’s third quarter 2009 results can be found on its web site at www.iec-electronics.com/documents/finance/Q3-2009release.pdf

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2008 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4262	(203) 972 - 9200
	hkeenan@iec-electronics.com	jnesbett@institutionalms.com